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                                                                    EXHIBIT (9a)
                         CIGNA VARIABLE PRODUCTS GROUP
                                1380 MAIN STREET
                             SPRINGFIELD, MA 01103


February 15, 1996

State Street Bank and Trust Company
2 Heritage Drive
Quincy, Massachusetts 02171

Re: Transfer Agency and Service Agreement Dated as of April 15, 1988 Between CIGNA Variable Products Group (the "Trust") and State Street Bank and Trust Company (the "Transfer Agent")

Dear Madam or Sir:

Please be advised that the Trust has established four new series of shares:
CIGNA Variable Products High Yield Fund, CIGNA Variable Products Income Fund, CIGNA Variable Products International Stock Fund and CIGNA Variable Products Money Market Fund. The Trust desires to retain you to act as and render services as transfer agent and dividend disbursing agent pursuant to the above-captioned Transfer Agency and Service Agreement for these new series.

If you are willing to act as and render services as transfer agent and dividend disbursing agent pursuant to the Transfer Agency and Service Agreement, would you please so indicate by executing the enclosed copy of this letter and returning it to Alfred A. Bingham III, S-210, 900 Cottage Grove Road, Hartford, CT 06152-2210.

Please note that the Trust changed the name of its series known as Companion Fund to CIGNA Variable Products S&P 500 Index Fund.

Sincerely,

CIGNA VARIABLE PRODUCTS GROUP



By: /s/  Alfred A. Bingham III
   -----------------------------------------------
    By:  Alfred A. Bingham III
    Its:  Vice President and Treasurer

Accepted and Agreed to this 26th day of February, 1996.
                            ----

STATE STREET BANK AND TRUST COMPANY



By: /s/  Donald P. De Marco
   -----------------------------------------------
    By: Donald P. De Marco
    Its: Vice President

Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust as an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees, or agents of the Trust individually, but are binding only upon the assets and property of the Trust.